UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TEMPUR SEALY INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

H PARTNERS MANAGEMENT, LLC H PARTNERS, LP H PARTNERS CAPITAL, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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H Partners Management, LLC (“H Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (“Tempur Sealy” or the “Company”) for election at the Company’s 2015 annual meeting of stockholders.  H Partners’ BLUE proxy card gives Tempur Sealy stockholders the ability to vote (i) against Christopher A. Masto, P. Andrews McLane and Mark Sarvary and for all of the Company’s other director nominees (“Company Nominees”), (ii) against all Company Nominees and (iii) against Messrs. Masto, McLane and Sarvary and for all other Company Nominees, except any Company Nominee(s) specifically listed on the BLUE proxy card by such Tempur Sealy stockholder. Tempur Sealy stockholders who wish to vote for, or selectively vote against less than all of, Messrs. Masto, McLane and Sarvary must use the Company’s proxy card.

Item 1: On April 27, 2015, H Partners issued the following press release:

GLASS LEWIS AND PROXY MOSAIC JOIN ISS IN RECOMMENDING TEMPUR SEALY SHAREHOLDERS VOTE “AGAINST” ALL THREE DIRECTORS TARGETED BY H PARTNERS

Three Independent Proxy Firms Support H Partners’ Framework to Reinvigorate Leadership

New York – April 27, 2015 – H Partners Management, LLC (“H Partners”), the largest shareholder of Tempur Sealy International, Inc. (the “Company” or “Tempur Sealy”) (NYSE: TPX) with an approximate 10% stake, today announced that proxy advisory firms Glass Lewis & Co. (“Glass Lewis”) and Proxy Mosaic, LLC (“Proxy Mosaic”) have both issued reports recommending that Tempur Sealy shareholders vote “AGAINST”  the re-election of the following directors at the 2015 Annual Meeting of Shareholders to be held on May 8, 2015:

•	Mark Sarvary, President and Chief Executive Officer
•	P. Andrews McLane, Chairman of the Board
•	Christopher A. Masto, Chairman of the Nominating and Corporate Governance Committee

Usman Nabi of H Partners said, “It is notable that three proxy advisory firms all recommend voting exactly in-line with our campaign.  We urge shareholders to follow the recommendations of ISS, Glass Lewis and Proxy Mosaic and send a clear message to the Board by voting against these directors today.”

In their reports issued on April 24, 2015, Glass Lewis and Proxy Mosaic criticized Tempur Sealy’s weak financial performance and poor corporate governance and endorsed H Partners’ framework to reinvigorate leadership*:

Weak Financial Performance Overseen by CEO Mark Sarvary

•
“Ultimately, we believe shareholders seeking to mitigate the decidedly negative impact associated with more recent portions of Mr. Sarvary's tenure – which have, again, been marked by strategic miscalculations, poor cost controls, lackluster integration efforts, faulty guidance, damaged investor confidence and clear underperformance – must actively effect significant change at the board level.” – Glass Lewis

•
“…incumbent management fails to meaningfully deflect concerns regarding Tempur Sealy's relatively poor share price performance, eroding margins and wide earnings misses, all of which appear to stem from a disconcertingly extensive series of strategic gaffes and financial miscues.” – Glass Lewis

•
“Despite Management’s lofty claims of ‘strong performance’ and ‘year-over-year improvements in important financial measures,’ CEO Mark Sarvary’s tenure has been marked by declining performance and decaying margins, threatening the Company’s competitive position as the leader in the premium mattress sector.” – Proxy Mosaic

•	“Worryingly, Management has a track record of consistently promising the moon in terms of financial results, but subsequently failing to deliver.” – Proxy Mosaic

Poor Corporate Governance Overseen by Directors P. Andrews McLane and Christopher A. Masto

•
“…we do believe the Dissident raises fair questions as to why Messrs. Masto and McLane not only continue to serve as board members in lieu of more experienced external candidates or direct shareholder representatives, but also continue to serve in critical oversight capacities…We fail to see how their continued service aligns with the historical tenure of [TA Associates] and [Friedman Fleischer & Lowe] nominees on public boards, or, much more importantly, how their appointment to key board roles acts to the benefit of disinterested investors, particularly after a period of marked operational decline and poor share price performance.” – Glass Lewis

•
“Rather than confront many of these issues with what we would regard as objective, relative analyses and cogent explanations, we find the board’s response is mired in selective analyses, half-step remedies and continued assurances that there will be imminent value creation for independent investors.” – Glass Lewis

•
“…we would note Tempur Sealy’s pay-for-performance grade for fiscal year 2014 is a D, primarily because the Company paid only moderately less than its peers, but performed materially worse….we note Tempur Sealy’s pay-for-performance grade dipped from a B for fiscal year 2011 to a C for fiscal year 2012, with a further drop to Ds in each of the last two fiscal years.  This trend is strongly consistent with Tempur Sealy’s increasingly mediocre performance…and contributes to our overarching concern that the board is not exercising sufficiently thorough oversight on behalf of independent investors.” – Glass Lewis

•
“A poor corporate governance structure has neglected to hold Mr. Sarvary accountable for numerous execution errors, such as the continued expansion into tangential product lines and failed expansion in Europe. The Company’s supposed ‘best-in-class’ corporate governance consists largely of doing the bare minimum, and the Company’s lack of oversight of related party and insider transactions raises significant concerns.” – Proxy Mosaic

•
“Mr. Masto and Mr. McLane are holdovers from when the Company was private equity-owned, and their continued presence on the Board – long after their firms have exited their respective investments – should concern shareholders….The fact that both directors seem to be pursuing a policy of personal enrichment at the expense of shareholders, judging from their stock trading history, strengthens our conviction that the pair do not provide an effective voice for the interests of shareholders.” – Proxy Mosaic

•
“Given the obvious competency gaps on the current Board, we do not see [Directors Masto and McLane] adding any incremental value.  Investors would be better-served by removing Messrs. Masto and McLane and ‘making room’ for two truly independent candidates that will act in the best interests of shareholders, rather than attempt to profit at their expense.” – Proxy Mosaic

Endorsement of H Partners’ Framework

•
“While we recognize H Partners’ solicitation framework is atypical, we believe it is particularly necessary here, given that the sitting directors have expressly backed both Mr. Sarvary’s continued service and the pursuit of a forward operating strategy that appears to display a fairly limited degree of hindsight.  Given the Company's well-documented struggles – particularly over the last three years – we believe all investors would benefit from sending a clear message that maintenance of the status quo represents an inadequate resolution to the extensive concerns detailed by H Partners.” – Glass Lewis

•
“The Dissident offers a compelling plan to unlock shareholder value by making margins – not revenue – the primary focus. This is a significant departure from current Management’s thinking, which has pursued size at the expense of efficiency. A shakeup of the Board and Management team, like the one H Partners pursued at Six Flags, should be enough to enable Tempur Sealy to realize its undoubted potential….In contrast to Management’s half-baked plan, the Dissident presents a compelling plan to create shareholder value at the Company.” – Proxy Mosaic

•
“The Company’s assertion that the Dissident has ‘outlined no constructive steps to enhance the Company’s strategy’ indicates either a fundamental misunderstanding of the Dissident’s plan or a blatant attempt to mislead shareholders into believing that H Partners is somehow unprepared for the challenges at Tempur Sealy.  On the contrary, the Dissident has crafted a five-step plan to restore value that suggests a strong grasp of not only the Company’s history of strategic missteps but, more importantly, what actions must be taken going forward….Shareholders should feel comfortable that the Dissident has executed this blueprint before, to great effect.” – Proxy Mosaic

H Partners is urging shareholders of Tempur Sealy to vote the BLUE proxy card “AGAINST” the re-election of Mark Sarvary, P. Andrews McLane, and Christopher A. Masto.

Per Tempur Sealy’s Bylaws, any director who does not receive a majority of the votes cast “for” his or her election must promptly tender his or her resignation to the Board.

Additional information can be found at: www.FixTempurSealy.com.

If you need assistance in voting your shares or have other questions, you can contact Innisfree M&A Incorporated, H Partners’ proxy solicitor, at (212) 750-5833.

About H Partners Management
H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

Contact Details
Usman Nabi / Arik Ruchim	Scott Winter / Jonathan Salzberger
H Partners Management, LLC	Innisfree M&A Incorporated
(212) 265-4200	(212) 750-5833

* Permission to quote third party reports and analysis was neither sought nor obtained.

Item 2: The following materials were posted by H Partners to www.FixTempurSealy.com:

Press Releases

04/22/15 ISS Recommends Tempur Sealy Shareholders Vote "Against" All Three Directors Targeted by H Partners

04/17/15 H Partners Sends Letter to Tempur Sealy Shareholders

04/07/15 H Partners Releases Investor Presentation Outlining Need For Immediate Change At Tempur Sealy

04/02/15 H Partners Files Definitive Proxy Materials In Connection With Tempur Sealy 2015 Annual Meeting Of Shareholders

03/23/15 H Partners Urges Tempur Sealy Shareholders to Hold CEO And Board Accountable For Significant Underperformance By Voting Against Three Directors at Upcoming Annual Meeting

02/17/15 Tempur Sealy's Largest Shareholder, H Partners, Demands Immediate Leadership And Board Changes To Drive Shareholder Value

© 2015 H Partners Management, LLC | Important Information